                                   WOOD VIEW
                               100 PINHURST DRIVE
                  UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 20, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                  [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 17, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: WOOD VIEW
    100 PINHURST DRIVE
    UNINCORPORATED AREA OF COBB COUNTY, COBB COUNTY, GEORGIA

In accordance with your authorization, we have completed the appraisal of the above referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 180 units with a total of 179,970 square feet of rentable area. The improvements were built in 1982. The improvements are situated on 14.546 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 91% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY,
GEORGIA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 20, 2003 is:

                                 ($10,200,000)

                            Respectfully submitted,
                            AMERICAN APPRAISAL ASSOCIATES, INC.

                            -s- Michael Bates
July 17, 2003               Michael Bates, MAI
#053272                     Assistant Manager, Real Estate Group
                            State of Georgia, Certified General Real Property
                              Appraiser #CG00685

Report By:
Steven M. Zenkovich, ASA
State of Georgia, Certified General Real Property Appraiser #CG004796

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis..............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                 VALUATION

Valuation Procedure .......................................................   18
Sales Comparison Approach .................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   37

                                 ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                               Wood View
LOCATION:                                    100 Pinhurst Drive
                                             Unincorporated Cobb County, Georgia

INTENDED USE OF ASSIGNMENT:                  Court Settlement
PURPOSE OF APPRAISAL:                        "As Is" Market Value of the Fee
                                              Simple Estate
INTEREST APPRAISED:                          Fee simple estate

DATE OF VALUE:                               May 20, 2003
DATE OF REPORT:                              July 17, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
     Size:                                   14.546 acres, or 633,624 square
                                              feet
     Assessor Parcel No.:                    17095100050
     Floodplain:                             Community Panel No. 130052 0075F
                                              (August 18, 1992)
                                             Flood Zone X, an area outside the
                                              floodplain.
     Zoning:                                 RM 12 (Residential Multifamily
                                              District)

BUILDING:
     No. of Units:                           180 Units
     Total NRA:                              179,970 Square Feet
     Average Unit Size:                      1,000 Square Feet
     Apartment Density:                      12.4 units per acre
     Year Built:                             1982

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                               Market Rent
                     Square -----------------    Monthly     Annual
   Unit Type          Feet  Per Unit  Per SF     Income      Income
---------------------------------------------------------------------
1Br/1Ba - 1A1         705   $ 654     $ 0.93  $   26,160   $  313,920
1Br/1Ba - 1B1         874   $ 681     $ 0.78  $   34,050   $  408,600
2Br/1Ba - 2A1       1,111   $ 813     $ 0.73  $   16,260   $  195,120
2Br/2Ba - 2A2       1,111   $ 835     $ 0.75  $   16,700   $  200,400
2Br/2Ba - 2B2       1,213   $ 815     $ 0.67  $   32,600   $  391,200
3Br/2Ba - 2C2       1,511   $ 949     $ 0.63  $    9,490   $  113,880
                                              ----------   ----------
                                       Total  $  135,260   $1,623,120
                                              ==========   ==========

OCCUPANCY:     91%
ECONOMIC LIFE: 45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

EFFECTIVE AGE:           18 Years
REMAINING ECONOMIC LIFE: 27 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

                         [EXTERIOR - ENTRANCE PICTURE]

                [EXTERIOR - TYPICAL APARTMENT BUILDING PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:           Hold for future multi-family development
  As Improved:         Continuation as its current use

METHOD OF VALUATION:   In this instance, the Sales Comparison and Income
                       Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                          Amount                  $/Unit
DIRECT CAPITALIZATION                                     ------                  ------
Potential Rental Income                                 $ 1,623,120             $    9,017
Effective Gross Income                                  $ 1,563,439             $    8,686
Operating Expenses                                      $   595,672             $    3,309         38.1% of EGI
Net Operating Income:                                   $   922,767             $    5,126

Capitalization Rate                                     9.00%
DIRECT CAPITALIZATION VALUE                             $10,100,000 *           $ 56,111 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                          10 years
2002 Economic Vacancy                                   20%
Stabilized Vacancy & Collection Loss:                   9%
Lease-up / Stabilization Period                         N/A
Terminal Capitalization Rate                            9.50%
Discount Rate                                           11.00%
Selling Costs                                           2.00%
Growth Rates:
       Income                                           3.00%
       Expenses:                                        3.00%
DISCOUNTED CASH FLOW VALUE                              $10,300,000 *           $57,222 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                  $10,200,000             $56,667 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)               $48,421 to $74,471
       Range of Sales $/Unit (Adjusted)                 $54,926 to $78,194
VALUE INDICATION - PRICE PER UNIT                       $10,600,000 *           $58,889 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales               5.91 to 6.89
       Selected EGIM for Subject                        6.45
       Subject's Projected EGI                          $ 1,563,439
EGIM ANALYSIS CONCLUSION                                $ 9,900,000 *           $55,000 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                        $ 9,700,000 *           $53,889 / UNIT

RECONCILED SALES COMPARISON VALUE                       $10,100,000             $56,111 / UNIT

----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                     $10,600,000
     NOI Per Unit                                       $ 9,700,000
     EGIM Multiplier                                    $ 9,900,000
INDICATED VALUE BY SALES COMPARISON                     $10,100,000             $56,111 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                      $10,100,000
     Discounted Cash Flow Method:                       $10,300,000
INDICATED VALUE BY THE INCOME APPROACH                  $10,200,000             $56,667 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                    $10,200,000             $56,667 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 100 Pinhurst Drive, Unincorporated Cobb County, Georgia. Cobb County identifies it as 17095100050.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Steven M. Zenkovich, ASA on May 20, 2003. Michael Bates, MAI has not made a personal inspection of the subject property. Steven M. Zenkovich, ASA performed the research, valuation analysis and wrote the report. Michael Bates, MAI reviewed the report and concurs with the value. Michael Bates, MAI and Steven M. Zenkovich, ASA have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 20, 2003. The date of the report is July 17, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
   MARKETING PERIOD: 6 to 12 months
   EXPOSURE PERIOD:  6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Fox Strategic Housing Income Partner. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in an Unincorporated area of Cobb County, Georgia. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Cobb Parkway
West  - Interstate 285
South - Atlanta Road
North - Cobb Parkway

MAJOR EMPLOYERS

Major employers in the subject's area include Home Depot, Delta Air Lines, and United Parcel Service. Delta Air Lines continues to reduce their work force due to the downturn in the air transportation sector. The unemployment rate in Atlanta is up, but is still much lower than nationally. The overall economic outlook for the area is considered very favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                AREA
                              ----------------------------------------
CATEGORY                      1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS      MSA
------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  270        51,975       178,614       4,326,075
5-Year Population                   239        55,879       187,949       4,877,672
% Change CY-5Y                    -11.5%          7.5%          5.2%           12.8%
Annual Change CY-5Y                -2.3%          1.5%          1.0%            2.6%

HOUSEHOLDS
Current Households                   76        18,201        62,915       1,580,438
5-Year Projected Households          72        19,198        65,158       1,773,314
% Change CY - 5Y                   -5.3%          5.5%          3.6%           12.2%
Annual Change CY-5Y                -1.1%          1.1%          0.7%            2.4%

INCOME TRENDS
Median Household Income         $25,048       $29,423      $ 30,414      $   61,400
Per Capita Income               $ 6,321       $14,064      $ 14,470      $   25,922
Average Household Income        $33,976       $40,482      $ 40,996      $   70,955

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                 AREA
                               ----------------------------------------
CATEGORY                       1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS        MSA
------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting           57.08%         53.59%        52.11%         30.54%
5-Year Projected % Renting        55.16%         54.29%        52.56%         29.71%

% of Households Owning            23.61%         34.49%        35.54%         61.85%
5-Year Projected % Owning         24.56%         34.38%        35.52%         63.29%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Multifamily housing
South - Vacant land; condominiums under construction
East  - Multifamily housing
West  - Offices and proposed condominium development

CONCLUSIONS

The subject is well located within the Cobb County. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be very favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                MARKET ANALYSIS

The subject property is located in the in Cobb County. The overall pace of development in the subject's market is more or less decreasing. Demand for apartments in the local market has decreased significantly. There are no known projects under construction at this time. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

   Period                      Region           Submarket
---------------------------------------------------------
1998 Year-End                   6.9%               6.9%
1999 Year-End                   6.5%               6.5%
2000 Year-End                   4.8%               4.7%
2001 Year-End                   9.0%               8.4%
2002 Year-End                  10.1%               9.1%
  2003 1Q03                    11.3%              10.2%

Source: Reis Subtrend Futures, 1st Quarter 2003

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Rent concessions have become prevalent over the past 1- 2 years. Competing projects are typically offering two months of free rent prorated over a 12-month term. Lease agreements at the subject property typically reflect reduced rent in lieu of free rent concessions.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

      Period               Region         % Change           Submarket    % Change
---------------------------------------------------------------------------------
1998 Year-End                N/A                -              $765           -
1999 Year-End                N/A              N/A              $794         3.8%
2000 Year-End                N/A              N/A              $831         4.7%
2001 Year-End                N/A              N/A              $849         2.2%
2002 Year-End                N/A              N/A              $852         0.4%
  2003 1Q03                  N/A              N/A              $853         0.1%

Source: Reis Subtrend Futures, 1st Quarter 2003

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                             COMPETITIVE PROPERTIES

No.          Property Name            Units       Ocpy.       Year Built        Proximity to subject
-----------------------------------------------------------------------------------------------------------
  R-1       Post Crest                 410         92%          1996          1-mile west of subject
  R-2       Gables Walk                310         93%          1996          2-miles southwest of subject
  R-3       Magnolia Vinings           400         94%          1997          2-miles south of the subject
  R-4       Paces Station              610         92%      1980 - 1992       2-miles south of subject
  R-5       Lakes at Vinings           464         92%          1970          1/2-mile south of the subject
Subject     Wood View                  180         91%          1982

The historical average rent table reflects average asking rents, and does not reflect rent concessions. Average asking rents outpaced the inflation rate in 1999 and 2000. Growth rates slowed significantly as the market contracted. At present, rental rates remain static, and concessions are routinely offered.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY,
GEORGIA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                      14.546 acres, or 633,624 square feet
  Shape                          Irregular
  Topography                     Moderate slope
  Utilities                      All necessary utilities are available to the
                                  site.
  Soil Conditions                Stable
  Easements Affecting Site       None other than typical utility easements
  Overall Site Appeal            Average
  Flood Zone:
    Community Panel              130052 0075F, dated August 18, 1992
    Flood Zone                   Zone X
  Zoning                         RM 12, the subject improvements represent a
                                 legal conforming use of the site.

REAL ESTATE TAXES

                                          ASSESSED VALUE - 2002
                               --------------------------------------------     TAX RATE /          PROPERTY
PARCEL NUMBER                    LAND            BUILDING         TOTAL         MILL RATE             TAXES
------------------------------------------------------------------------------------------------------------
 17095100050                   $1,354,924       $2,829,132       $4,184,056     0.02987             $124,978

IMPROVEMENT ANALYSIS
  Year Built                     1982
  Number of Units                180
  Net Rentable Area              179,970 Square Feet
  Construction:
    Foundation                   Reinforced concrete slab
    Frame                        Heavy or light wood
    Exterior Walls               Brick or masonry
    Roof                         Composition shingle over a wood truss structure
  Project Amenities              Amenities at the subject include a swimming
                                 pool, spa/jacuzzi, sand volleyball, tennis
                                 court, gym room, car wash, barbeque equipment,
                                 laundry room, and parking area.
  Unit Amenities                 Individual unit amenities include a balcony,
                                 fireplace, cable TV connection, vaulted
                                 ceiling, and washer dryer connection.
                                 Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY,
GEORGIA

Unit Mix:

                                                                  Unit Area
  Unit Type                           Number of Units             (Sq. Ft.)
---------------------------------------------------------------------------
1Br/1Ba - 1A1                                40                       705
1Br/1Ba - 1B1                                50                       874
2Br/1Ba - 2A1                                20                     1,111
2Br/2Ba - 2A2                                20                     1,111
2Br/2Ba - 2B2                                40                     1,213
3Br/2Ba - 2C2                                10                     1,511

Overall Condition        Good
Effective Age            18 years
Economic Life            45 years
Remaining Economic Life  27 years
Deferred Maintenance     A new leasing office is required. We deducted $100,000
                         for the cost of the new leasing office.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1982 and consist of a 180-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY,
GEORGIA

                            THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY,
GEORGIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY,
GEORGIA

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY,
GEORGIA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                COMPARABLE
      DESCRIPTION                             SUBJECT                             I - 1
------------------------------------------------------------------------------------------------------------
     Property Name                      Wood View                       Cumberland Pines
LOCATION:
     Address                            100 Pinhurst Drive              3339 Seven Pines Court

     City, State                        Unincorporated Cobb County,     Atlanta, GA
     County                             Cobb                            Cobb
PHYSICAL CHARACTERISTICS:
     Net Rentable Area (SF)             179,970                         185,246
     Year Built                         1982                            1973
     Number of Units                    180                             216
     Unit Mix:                             Type              Total       Type                    Total
                                        1Br/1Ba - 1A1         40        1Br/1Ba                    90
                                        1Br/1Ba - 1B1         50        2Br/2Ba                   118
                                        2Br/1Ba - 2A1         20        3Br/2Ba                     8
                                        2Br/2Ba - 2A2         20
                                        2Br/2Ba - 2B2         40
                                        3Br/2Ba - 2C2         10

     Average Unit Size (SF)             1,000                           858
     Land Area (Acre)                   14.5460                         13.6000
     Density (Units/Acre)               12.4                            15.9
     Parking Ratio (Spaces/Unit)        2.00                            2.50
     Parking Type (Gr., Cov., etc.)     Open                            Open
CONDITION:                              Good                            Good
APPEAL:                                 Good                            Fair
AMENITIES:
     Pool/Spa                           Yes/Yes                         Yes/Yes
     Gym Room                           Yes                             Yes
     Laundry Room                       Yes                             Yes
     Secured Parking                    No                              No
     Sport Courts                       No                              Yes

     Washer/Dryer Connection            Yes                             Yes

OCCUPANCY:                              91%                             90%
TRANSACTION DATA:
     Sale Date                                                          March, 2003
     Sale Price ($)                                                     $10,800,000
     Grantor                                                            Earl Phillips (LLC)
     Grantee                                                            Vinings Vista (LLC)
     Sale Documentation                                                 Book 13703, Page 4724
     Verification                                                       AAA Files, Comps Inc.
     Telephone Number
ESTIMATED PRO-FORMA:                                                         Total $     $/Unit     $/SF
     Potential Gross Income                                                $1,864,080    $8,630    $10.06
     Vacancy/Credit Loss                                                   $  186,408    $  863    $ 1.01
     Effective Gross Income                                                $1,677,672    $7,767    $ 9.06
     Operating Expenses                                                    $  777,600    $3,600    $ 4.20
     Net Operating Income                                                  $  900,072    $4,167    $ 4.86
NOTES:                                                                  None

     PRICE PER UNIT                                                                      $50,000
     PRICE PER SQUARE FOOT                                                               $ 58.30
     EXPENSE RATIO                                                                          46.3%
     EGIM                                                                                   6.44
     OVERALL CAP RATE                                                                       8.33%
     Cap Rate based on Pro Forma or
      Actual Income?                                                               PRO FORMA

                                                 COMPARABLE                                COMPARABLE
      DESCRIPTION                                   I - 2                                    I - 3
-----------------------------------------------------------------------------------------------------------------
     Property Name                         Concord Crossing                      Summer Lake
LOCATION:
     Address                               2935 Old Concord Road SE              6901 Glenlake Parkway NE

     City, State                           Smyrna, GA                            Atlanta, GA
     County                                Cobb                                  Fulton
PHYSICAL CHARACTERISTICS:
     Net Rentable Area (SF)                207,460                               348,992
     Year Built                            1975                                  1982
     Number of Units                       190                                   270
     Unit Mix:                              Type         Total                    Type                   Total
                                           1Br/1Ba         30                    1Br/1Ba                  78
                                           2Br/2Ba        127                    2Br/2Ba                 172
                                           3Br/2Ba         33                    3Br/2Ba                  20

     Average Unit Size (SF)                1,092                                 1,293
     Land Area (Acre)                      15.7800                               29.8900
     Density (Units/Acre)                  12.0                                  9.0
     Parking Ratio (Spaces/Unit)           N/A                                   N/A
     Parking Type (Gr., Cov., etc.)        Open                                  Open, Garages
CONDITION:                                 Good                                  Very Good
APPEAL:                                    Fair                                  Very Good
AMENITIES:
     Pool/Spa                              Yes/Yes                               Yes/Yes
     Gym Room                              Yes                                   Yes
     Laundry Room                          No                                    Yes
     Secured Parking                       No                                    Yes
     Sport Courts                          Yes                                   Yes
     Washer/Dryer Connection               Yes                                   Yes

OCCUPANCY:                                 91%                                   90%
TRANSACTION DATA:
     Sale Date                             July, 2002                            December, 2001
     Sale Price ($)                        $9,200,000                            $19,475,000
     Grantor                               Garden Woodsong                       Connecticut General Life
     Grantee                               Woodsong Apartments                   Beechnut Bayou Company
     Sale Documentation                    Book 13561, Page 2533                 Book 31465, Page 0403
     Verification                          AAA Files, Comps Inc.                 AAA Files, Comps Inc.
     Telephone Number
ESTIMATED PRO-FORMA:                             Total $    $/Unit   $/SF            Total $       $/Unit   $/SF
     Potential Gross Income                   $1,601,328    $8,428   $7.72          $3,378,000     $12,511  $9.68
     Vacancy/Credit Loss                      $  160,133    $  843   $0.77          $  337,800     $ 1,251  $0.97
     Effective Gross Income                   $1,441,195    $7,585   $6.95          $3,040,200     $11,260  $8.71
     Operating Expenses                       $  627,000    $3,300   $3.02          $  945,000     $ 3,500  $2.71
     Net Operating Income                     $  814,195    $4,285   $3.92          $2,095,200     $ 7,760  $6.00
NOTES:                                     None                                  None

     PRICE PER UNIT                                         $48,421                                $72,130
     PRICE PER SQUARE FOOT                                  $ 44.35                                $ 55.80
     EXPENSE RATIO                                             43.5%                                  31.1%
     EGIM                                                      6.38                                   6.41
     OVERALL CAP RATE                                          8.85%                                 10.76%
     Cap Rate based on Pro Forma or
      Actual Income?                                   PRO FORMA                                 PRO FORMA


                                                          COMPARABLE                                     COMPARABLE
      DESCRIPTION                                           I - 4                                          I - 5
------------------------------------------------------------------------------------------------------------------------------
     Property Name                            Madison at Forest Glen                          Worthing Crest
LOCATION:

     Address                                  4236 Austell Road                               3200 Spring Hill Road

     City, State                              Austell, GA                                     Smyrna, GA 30080
     County                                   Cobb                                            Cobb
PHYSICAL CHARACTERISTICS:
     Net Rentable Area (SF)                   290,700                                         417,920
     Year Built                               1986                                            1987
     Number of Units                          264                                             378
     Unit Mix:                                 Type                    Total                   Type            Total
                                              1Br/1Ba                   60                    1Br/1Ba           150
                                              2Br/2Ba                  204                    2Br/2Ba           228
                                              3Br/2Ba                                         3Br/2Ba

     Average Unit Size (SF)                   1,101                                           1,106
     Land Area (Acre)                         26.4000                                         25.0300
     Density (Units/Acre)                     10.0                                            15.1
     Parking Ratio (Spaces/Unit)              2.00                                            2.09
     Parking Type (Gr., Cov., etc.)           Open                                            Open
CONDITION:                                    Good                                            Very Good
APPEAL:                                       Good                                            Very Good
AMENITIES:
     Pool/Spa                                 Yes/Yes                                         Yes/Yes
     Gym Room                                 Yes                                             Yes
     Laundry Room                             Yes                                             No
     Secured Parking                          Yes                                             Yes
     Sport Courts                             Yes                                             Yes
     Washer/Dryer Connection                  Yes                                             Yes

OCCUPANCY:                                    93%                                             92%
TRANSACTION DATA:
     Sale Date                                February, 2002                                  February, 2001
     Sale Price ($)                           $13,810,000                                     $28,150,000
     Grantor                                  Lincoln Walden                                  Vinings Apartments Group
     Grantee                                  Forest Glen Apartments                          Worthing Cameron Crest
     Sale Documentation                       Book 13501, Page 2716                           Book 13334, Page 5127
     Verification                             AAA Files, Comps Inc.                           AAA Files, Comps Inc.
     Telephone Number
ESTIMATED PRO-FORMA:                                 Total $    $/Unit   $/SF                   Total $      $/Unit      $/SF
     Potential Gross Income                        $2,513,592   $9,521   $8.65                N/A
     Vacancy/Credit Loss                           $  175,951   $  666   $0.61                N/A
     Effective Gross Income                        $2,337,641   $8,855   $8.04                  $4,085,160    $10,807    $9.77
     Operating Expenses                            $1,003,200   $3,800   $3.45                  $1,134,000    $ 3,000    $2.71
     Net Operating Income                          $1,334,441   $5,055   $4.59                  $2,951,160    $ 7,807    $7.06
NOTES:                                        None                                            None

     PRICE PER UNIT                                             $52,311                                       $74,471
     PRICE PER SQUARE FOOT                                      $ 47.51                                       $ 67.36
     EXPENSE RATIO                                                 42.9%                                         27.8%
     EGIM                                                          5.91                                          6.89
     OVERALL CAP RATE                                              9.66%                                        10.48%
     Cap Rate based on Pro Forma or
      Actual Income?                                          PRO FORMA                                         ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY,
GEORGIA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $48,421 to $74,471 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $54,926 to $78,194 per unit with a mean or average adjusted price of $62,991 per unit. The median adjusted price is $60,526 per unit. Based on the following analysis, we have concluded to a value of $60,000 per unit, which results in an "as is" value of $10,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY,
GEORGIA

SALES ADJUSTMENT GRID

                                                                            COMPARABLE               COMPARABLE
     DESCRIPTION                                SUBJECT                       I - 1                    I - 2
-----------------------------------------------------------------------------------------------------------------------------------
     Property Name                         Wood View                    Cumberland Pines          Concord Crossing

     Address                               100 Pinhurst Drive           3339 Seven Pines Court    2935 Old Concord Road SE

     City                                  Unincorporated Cobb County,  Atlanta, GA               Smyrna, GA
     Sale Date                                                          March, 2003               July, 2002
     Sale Price ($)                                                     $10,800,000               $9,200,000
     Net Rentable Area (SF)                179,970                      185,246                   207,460
     Number of Units                       180                          216                       190
     Price Per Unit                                                     $50,000                   $48,421
     Year Built                            1982                         1973                      1975
     Land Area (Acre)                      14.5460                      13.6000                   15.7800
VALUE ADJUSTMENTS                             DESCRIPTION                 DESCRIPTION       ADJ.    DESCRIPTION               ADJ.
     Property Rights Conveyed              Fee Simple Estate            Fee Simple Estate    0%   Fee Simple Estate           0%
     Financing                                                          Cash To Seller       0%   Cash To Seller              0%
     Conditions of Sale                                                 Arm's Length         0%   Arm's Length                0%
     Date of Sale (Time)                                                03-2003              0%   07-2002                     0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                             $50,000                         $48,421
     Location                                                           Comparable           0%   Inferior                   10%
     Number of Units                       180                          216                  5%   190                         0%
     Quality / Appeal                      Good                         Inferior             5%   Inferior                    5%
     Age / Condition                       1982                         1973 / Good         10%   1975 / Good                10%
     Occupancy at Sale                     91%                          90%                  0%   91%                         0%
     Amenities                             Good                         Comparable           0%   Comparable                  0%
     Average Unit Size (SF)                1,000                        858                  5%   1,092                       0%
PHYSICAL ADJUSTMENT                                                                         20%                              25%
FINAL ADJUSTED VALUE ($/UNIT)                                                   $60,000                         $60,526

                                            COMPARABLE                          COMPARABLE                     COMPARABLE
     DESCRIPTION                              I - 3                               I - 4                           I - 5
------------------------------------------------------------------------------------------------------------------------------------
     Property Name                      Summer Lake                        Madison at Forest Glen      Worthing Crest

     Address                            6901 Glenlake Parkway NE           4236 Austell Road           3200 Spring Hill Road

     City                               Atlanta, GA                        Austell, GA                 Smyrna, GA 30080
     Sale Date                          December, 2001                     February, 2002              February, 2001
     Sale Price ($)                     $19,475,000                        $13,810,000                 $28,150,000
     Net Rentable Area (SF)             348,992                            290,700                     417,920
     Number of Units                    270                                264                         378
     Price Per Unit                     $72,130                            $52,311                     $74,471
     Year Built                         1982                               1986                        1987
     Land Area (Acre)                   29.8900                            26.4000                     25.0300
VALUE ADJUSTMENTS                            DESCRIPTION          ADJ.       DESCRIPTION        ADJ.      DESCRIPTION           ADJ.
     Property Rights Conveyed           Fee Simple Estate          0%      Fee Simple Estate     0%    Fee Simple Estate         0%
     Financing                          Cash To Seller             0%      Cash To Seller        0%    Cash To Seller            0%
     Conditions of Sale                 Arm's Length               0%      Arm's Length          0%    Arm's Length              0%
     Date of Sale (Time)                12-2001                    0%      02-2002               0%    02-2001                   0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)               $72,130                           $52,311                          $74,471
     Location                           Superior                  -5%      Inferior             10%    Inferior                 10%
     Number of Units                    270                        0%      264                   0%    378                       5%
     Quality / Appeal                   Comparable                 0%      Comparable            0%    Comparable                0%
     Age / Condition                    1982 / Very Good           0%      1986 / Good          -5%    1987 / Very Good        -10%
     Occupancy at Sale                  90%                        0%      93%                   0%    92%                       0%
     Amenities                          Comparable                 0%      Comparable            0%    Comparable                0%
     Average Unit Size (SF)             1,293                    -10%      1,101                 0%    1,106                     0%
PHYSICAL ADJUSTMENT                                              -15%                            5%                              5%
FINAL ADJUSTED VALUE ($/UNIT)                     $61,310                           $54,926                          $78,194

SUMMARY

VALUE RANGE (PER UNIT)                         $54,926      to            $    78,194
MEAN (PER UNIT)                                $62,991
MEDIAN (PER UNIT)                              $60,526
VALUE CONCLUSION (PER UNIT)                    $60,000

VALUE OF IMPROVEMENT & MAIN SITE                                          $10,800,000
     PV OF CONCESSIONS                                                   -$    85,000
     NEW LEASING OFFICE                                                  -$   100,000
VALUE INDICATED BY SALES COMPARISON APPROACH                              $10,615,000
ROUNDED                                                                   $10,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY,
GEORGIA

                             NOI PER UNIT COMPARISON

                            SALE PRICE                    NOI/         SUBJECT NOI
COMPARABLE       NO. OF     -----------                ----------     --------------  ADJUSTMENT   INDICATED
   NO.            UNITS     PRICE/UNIT         OAR       NOI/UNIT     SUBJ. NOI/UNIT    FACTOR     VALUE/UNIT
-------------------------------------------------------------------------------------------------------------
  I-1             216       $10,800,000       8.33%    $  900,072      $922,767          1.230      $61,513
                            $    50,000                $    4,167      $  5,126
  I-2             190       $ 9,200,000       8.85%    $  814,195      $922,767          1.196      $57,927
                            $    48,421                $    4,285      $  5,126
  I-3             270       $19,475,000      10.76%    $2,095,200      $922,767          0.661      $47,651
                            $    72,130                $    7,760      $  5,126
  I-4             264       $13,810,000       9.66%    $1,334,441      $922,767          1.014      $53,053
                            $    52,311                $    5,055      $  5,126
  I-5             378       $28,150,000      10.48%    $2,951,160      $922,767          0.657      $48,900
                            $    74,471                $    7,807      $  5,126

                    PRICE/UNIT

  Low             High       Average          Median
$47,651          $61,513     $53,809          $53,053

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                                              $   55,000
Number of Units                                                              180

Value                                                                 $9,900,000
     PV of Concessions                                               -$   85,000
     New Leasing Office                                              -$  100,000
                                                                     -----------
Value Based on NOI Analysis                                           $9,715,000
                          Rounded                                     $9,700,000

The adjusted sales indicate a range of value between $47,651 and $61,513 per unit, with an average of $53,809 per unit. Based on the subject's competitive position within the improved sales, a value of $55,000 per unit is estimated. This indicates an "as is" market value of $9,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY,
GEORGIA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                            SALE PRICE
COMPARABLE       NO. OF     -----------       EFFECTIVE    OPERATING                    SUBJECT
   NO.           UNITS      PRICE/UNIT      GROSS INCOME    EXPENSE      OER         PROJECTED OER   EGIM
---------------------------------------------------------------------------------------------------------
  I-1             216       $10,800,000      $1,677,672    $  777,600    46.35%                      6.44
                            $    50,000
  I-2             190       $ 9,200,000      $1,441,195    $  627,000    43.51%                      6.38
                            $    48,421
  I-3             270       $19,475,000      $3,040,200    $  945,000    31.08%                      6.41
                            $    72,130                                                  38.10%
  I-4             264       $13,810,000      $2,337,641    $1,003,200    42.92%                      5.91
                            $    52,311
  I-5             378       $28,150,000      $4,085,160    $1,134,000    27.76%                      6.89
                            $    74,471

                                      EGIM

Low                High             Average           Median
---                ----             -------           ------
5.91               6.89              6.41              6.41

          VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                 6.45
Subject EGI                                            $ 1,563,439

Value                                                  $10,084,183
     PV of Concessions                                -$    85,000
     New Leasing Office                               -$   100,000
                                                      ------------
Value Based on EGIM Analysis                           $ 9,899,183
                                  Rounded              $ 9,900,000

                  Value Per Unit                       $    55,000

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 38.10% before reserves. The comparable sales indicate a range of expense ratios from 27.76% to 46.35%, while their EGIMs range from 5.91 to 6.89. Overall, we conclude to an EGIM of 6.45, which results in an "as is" value estimate in the EGIM Analysis of $9,900,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $10,100,000.

              Price Per Unit              $10,600,000
              NOI Per Unit                $ 9,700,000
              EGIM Analysis               $ 9,900,000

              Sales Comparison Conclusion $10,100,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
WOOD VIEW, UNINCORPORATED AREA OF COBB
COUNTY, GEORGIA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
WOOD VIEW, UNINCORPORATED AREA OF COBB
COUNTY, GEORGIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                                               Average
                                     Unit Area          -----------------------
  Unit Type                          (Sq. Ft.)          Per Unit         Per SF        %Occupied
------------------------------------------------------------------------------------------------
1Br/1Ba - 1A1                            705              $654           $0.93           98.0%
1Br/1Ba - 1B1                            874              $681           $0.78           94.0%
2Br/1Ba - 2A1                           1111              $813           $0.73           65.0%
2Br/2Ba - 2A2                           1111              $835           $0.75           80.0%
2Br/2Ba - 2B2                           1213              $815           $0.67          100.0%
3Br/2Ba - 2C2                           1511              $949           $0.63           90.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
WOOD VIEW, UNINCORPORATED AREA OF COBB
COUNTY, GEORGIA

                                 RENT ANALYSIS

                                                                                          COMPARABLE RENTS
                                                                      -----------------------------------------------------------
                                                                        R-1         R-2           R-3         R-4         R-5
                                                                      -----------------------------------------------------------
                                                                                   Gables        Magnolia     Paces      Lakes at
                                                                      Post Crest    Walk          Vinings    Station     Vinings
                                                                      -----------------------------------------------------------
                                                                                       COMPARISON TO SUBJECT
                                              SUBJECT     SUBJECT     -----------------------------------------------------------
                            SUBJECT UNIT      ACTUAL      ASKING                                                        Slightly
     DESCRIPTION               TYPE            RENT        RENT       Superior     Superior  Very Superior  Similar     Superior
--------------------------------------------------------------------------------------------------------------------------------
Monthly Rent               1Br/1Ba - 1A1      $  654      $  749      $  769       $  870        $  790      $  723      $  754
Unit Area (SF)                                   705         705         650          855           663         586         730
Monthly Rent Per Sq. Ft.                      $ 0.93      $ 1.06      $ 1.18       $ 1.02        $ 1.19      $ 1.23      $ 1.03

Monthly Rent               1Br/1Ba - 1B1      $  681      $  779      $  961       $  915        $  815      $  911      $  771
Unit Area (SF)                                   874         874         875          902           860         860         770
Monthly Rent Per Sq. Ft.                      $ 0.78      $ 0.89      $ 1.10       $ 1.01        $ 0.95      $ 1.06      $ 1.00

Monthly Rent               2Br/1Ba - 2A1      $  813      $  929      $1,098       $1,150                    $  926      $  931
Unit Area (SF)                                 1,111       1,111       1,000        1,294                     1,018       1,100
Monthly Rent Per Sq. Ft.                      $ 0.73      $ 0.84      $ 1.10       $ 0.89                    $ 0.91      $ 0.85

Monthly Rent               2Br/2Ba - 2A2      $  835      $  929      $1,203       $1,150        $1,100      $1,030      $  929
Unit Area (SF)                                 1,111       1,111       1,200        1,294         1,113       1,296       1,080
Monthly Rent Per Sq. Ft.                      $ 0.75      $ 0.84      $ 1.00       $ 0.89        $ 0.99      $ 0.79      $ 0.86

Monthly Rent               2Br/2Ba - 2B2      $  815      $  919      $1,317       $1,190        $1,100      $1,030      $1,151
Unit Area (SF)                                 1,213       1,213       1,320        1,322         1,113       1,296       1,288
Monthly Rent Per Sq. Ft.                      $ 0.67      $ 0.76      $ 1.00       $ 0.90        $ 0.99      $ 0.79      $ 0.89

Monthly Rent               3Br/2Ba - 2C2      $  949      $1,259      $1,489       $1,370        $1,325                  $1,227
Unit Area (SF)                                 1,511       1,511       1,400        1,450         1,366                   1,366
Monthly Rent Per Sq. Ft.                      $ 0.63      $ 0.83      $ 1.06       $ 0.94        $ 0.97                  $ 0.90

     DESCRIPTION                   MIN        MAX     MEDIAN   AVERAGE
----------------------------------------------------------------------
Monthly Rent                     $  723      $  870   $  769   $  781
Unit Area (SF)                      586         855      663      697
Monthly Rent Per Sq. Ft.         $ 1.02      $ 1.23   $ 1.18   $ 1.13

Monthly Rent                     $  771      $  961   $  911   $  875
Unit Area (SF)                      770         902      860      853
Monthly Rent Per Sq. Ft.         $ 0.95      $ 1.10   $ 1.01   $ 1.02

Monthly Rent                     $  926      $1,150   $1,015   $1,026
Unit Area (SF)                    1,000       1,294    1,059    1,103
Monthly Rent Per Sq. Ft.         $ 0.85      $ 1.10   $ 0.90   $ 0.94

Monthly Rent                     $  929      $1,203   $1,100   $1,082
Unit Area (SF)                    1,080       1,296    1,200    1,197
Monthly Rent Per Sq. Ft.         $ 0.79      $ 1.00   $ 0.89   $ 0.91

Monthly Rent                     $1,030      $1,317   $1,151   $1,158
Unit Area (SF)                    1,113       1,322    1,296    1,268
Monthly Rent Per Sq. Ft.         $ 0.79      $ 1.00   $ 0.90   $ 0.91

Monthly Rent                     $1,227      $1,489   $1,348   $1,353
Unit Area (SF)                    1,366       1,450    1,383    1,396
Monthly Rent Per Sq. Ft.         $ 0.90      $ 1.06   $ 0.96   $ 0.97

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                          Market Rent
                                        Unit Area      ------------------       Monthly      Annual
  Unit Type         Number of Units     (Sq. Ft.)      Per Unit    Per SF       Income       Income
-----------------------------------------------------------------------------------------------------
1Br/1Ba - 1A1              40              705         $654        $0.93       $ 26,160    $  313,920
1Br/1Ba - 1B1              50              874         $681        $0.78       $ 34,050    $  408,600
2Br/1Ba - 2A1              20            1,111         $813        $0.73       $ 16,260    $  195,120
2Br/2Ba - 2A2              20            1,111         $835        $0.75       $ 16,700    $  200,400
2Br/2Ba - 2B2              40            1,213         $815        $0.67       $ 32,600    $  391,200
3Br/2Ba - 2C2              10            1,511         $949        $0.63       $  9,490    $  113,880
                                                                               ----------------------
                                                                       Total   $135,260    $1,623,120
                                                                               ======================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
WOOD VIEW, UNINCORPORATED AREA OF COBB
COUNTY, GEORGIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                        FISCAL YEAR 2000            FISCAL YEAR 2001            FISCAL YEAR 2002
                                    ------------------------    -----------------------     -----------------------
                                              ACTUAL                      ACTUAL                     ACTUAL
                                    -----------------------     -----------------------     -----------------------
DESCRIPTION                           TOTAL        PER UNIT       TOTAL        PER UNIT       TOTAL        PER UNIT
-------------------------------------------------------------------------------------------------------------------
Revenues
     Rental Income                  $1,734,377      $9,635      $1,525,956      $8,478      $1,773,968      $9,855

     Vacancy                        $   76,438      $  425      $  145,671      $  809      $  282,782      $1,571
     Credit Loss/Concessions        $   49,726      $  276      $   79,295      $  441      $   70,800      $  393
                                    ------------------------------------------------------------------------------
           Subtotal                 $  126,164      $  701      $  224,966      $1,250      $  353,582      $1,964

     Laundry Income                 $        0      $    0      $        0      $    0      $        0      $    0
     Garage Revenue                 $        0      $    0      $        0      $    0      $        0      $    0
     Other Misc. Revenue            $   47,591      $  264      $   83,134      $  462      $   89,177      $  495
                                    ------------------------------------------------------------------------------
            Subtotal Other Income   $   47,591      $  264      $   83,134      $  462      $   89,177      $  495

                                    ------------------------------------------------------------------------------
Effective Gross Income              $1,655,804      $9,199      $1,384,124      $7,690      $1,509,563      $8,386

Operating Expenses
     Taxes                          $  122,395      $  680      $  103,870      $  577      $  126,203      $  701
     Insurance                      $   23,935      $  133      $   23,046      $  128      $   32,529      $  181
     Utilities                      $   67,255      $  374      $   59,001      $  328      $   91,075      $  506
     Repair & Maintenance           $   15,925      $   88      $    7,230      $   40      $   24,327      $  135
     Cleaning                       $   34,483      $  192      $   19,239      $  107      $   36,710      $  204
     Landscaping                    $   22,618      $  126      $   15,236      $   85      $   17,901      $   99
     Security                       $        0      $    0      $    6,300      $   35      $   11,566      $   64
     Marketing & Leasing            $   28,131      $  156      $   28,737      $  160      $   34,767      $  193
     General Administrative         $  150,315      $  835      $  126,933      $  705      $  129,620      $  720
     Management                     $   84,975      $  472      $   73,102      $  406      $   78,039      $  434
     Miscellaneous                  $        0      $    0      $        0      $    0      $        0      $    0
                                    ------------------------------------------------------------------------------
Total Operating Expenses            $  550,032      $3,056      $  462,694      $2,571      $  582,737      $3,237

     Reserves                       $        0      $    0      $        0      $    0      $        0      $    0
                                    ------------------------------------------------------------------------------
Net Income                          $1,105,772      $6,143      $  921,430      $5,119      $  926,826      $5,149

                                        FISCAL YEAR 2003            ANNUALIZED 2003
                                    ------------------------    -----------------------
                                       MANAGEMENT BUDGET               PROJECTION                        AAA PROJECTION
                                    -----------------------     -----------------------     ------------------------------------
DESCRIPTION                           TOTAL        PER UNIT       TOTAL        PER UNIT       TOTAL         PER UNIT         %
--------------------------------------------------------------------------------------------------------------------------------
Revenues
     Rental Income                  $1,775,000      $9,861      $1,648,712      $9,160      $1,623,120      $9,017        100.0%
     Vacancy                        $  244,000      $1,356      $  208,312      $1,157      $  113,618      $  631          7.0%
     Credit Loss/Concessions        $  100,600      $  559      $  142,052      $  789      $   32,462      $  180          2.0%
                                    -------------------------------------------------------------------------------------------
           Subtotal                 $  344,600      $1,914      $  350,364      $1,946      $  146,081      $  812          9.0%


     Laundry Income                 $        0      $    0      $        0      $    0      $        0      $    0          0.0%
     Garage Revenue                 $        0      $    0      $        0      $    0      $        0      $    0          0.0%
     Other Misc. Revenue            $   82,200      $  457      $   86,220      $  479      $   86,400      $  480          5.3%
                                    -------------------------------------------------------------------------------------------
            Subtotal Other Income   $   82,200      $  457      $   86,220      $  479      $   86,400      $  480          5.3%
                                    -------------------------------------------------------------------------------------------
Effective Gross Income              $1,512,600      $8,403      $1,384,568      $7,692      $1,563,439      $8,686        100.0%

Operating Expenses
     Taxes                          $  128,176      $  712      $  127,980      $  711      $  128,160      $  712          8.2%
     Insurance                      $   33,839      $  188      $   32,324      $  180      $   33,300      $  185          2.1%
     Utilities                      $  108,000      $  600      $  102,996      $  572      $   99,000      $  550          6.3%
     Repair & Maintenance           $   36,000      $  200      $   40,504      $  225      $   27,000      $  150          1.7%
     Cleaning                       $   31,500      $  175      $  137,156      $  762      $   31,500      $  175          2.0%
     Landscaping                    $   36,696      $  204      $   23,800      $  132      $   27,000      $  150          1.7%
     Security                       $        0      $    0      $   11,276      $   63      $   11,340      $   63          0.7%
     Marketing & Leasing            $   30,000      $  167      $   64,848      $  360      $   29,700      $  165          1.9%
     General Administrative         $   99,801      $  554      $  153,192      $  851      $  130,500      $  725          8.3%
     Management                     $   76,873      $  427      $   67,404      $  374      $   78,172      $  434          5.0%
     Miscellaneous                  $        0      $    0      $        0      $    0      $        0      $    0          0.0%
                                    -------------------------------------------------------------------------------------------
Total Operating Expenses            $  580,885      $3,227      $  761,480      $4,230      $  595,672      $3,309         38.1%

     Reserves                       $        0      $    0      $        0      $    0      $   45,000      $  250          7.6%
                                    -------------------------------------------------------------------------------------------
Net Income                          $  931,715      $5,176      $  623,088      $3,462      $  922,767      $5,126         59.0%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 9% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
WOOD VIEW, UNINCORPORATED AREA OF COBB
COUNTY, GEORGIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                 CAPITALIZATION RATES
                     ------------------------------------------------------
                          GOING-IN                             TERMINAL
                     ------------------------------------------------------
                      LOW             HIGH            LOW             HIGH
                     ------------------------------------------------------
RANGE                6.00%          10.00%           7.00%          10.00%
AVERAGE                      8.14%                           8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
WOOD VIEW, UNINCORPORATED AREA OF COBB
COUNTY, GEORGIA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.      SALE DATE         OCCUP.        PRICE/UNIT        OAR
----------------------------------------------------------------------
   I-1          Mar-03            90%           $50,000          8.33%
   I-2          Jul-02            91%           $48,421          8.85%
   I-3          Dec-01            90%           $72,130         10.76%
   I-4          Feb-02            93%           $52,311          9.66%
   I-5          Feb-01            92%           $74,471         10.48%
                                                          High  10.76%
                                                           Low   8.33%
                                                       Average   9.62%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $10,300,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
WOOD VIEW, UNINCORPORATED AREA OF COBB
COUNTY, GEORGIA

approximately 42% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
WOOD VIEW, UNINCORPORATED AREA OF COBB
COUNTY, GEORGIA

                         DISCOUNTED CASH FLOW ANALYSIS

                                                         WOOD VIEW
--------------------------------------------------------------------------------------------------------------------------
                YEAR                APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009     APR-2010
         FISCAL YEAR                   1            2            3            4            5            6            7
---------------------------------------------------------------------------------------------------------------------------
REVENUE
     Base Rent                     $1,623,120   $1,623,120   $1,671,814   $1,721,968   $1,773,627   $1,826,836   $1,881,641

     Vacancy                       $  113,618   $  113,618   $  117,027   $  120,538   $  124,154   $  127,879   $  131,715
     Credit Loss                   $   32,462   $   32,462   $   33,436   $   34,439   $   35,473   $   36,537   $   37,633
     Concessions                   $   64,925   $   32,462   $        0   $        0   $        0   $        0   $        0
                                   ----------------------------------------------------------------------------------------
          Subtotal                 $  211,006   $  178,543   $  150,463   $  154,977   $  159,626   $  164,415   $  169,348

     Laundry Income                $        0   $        0   $        0   $        0   $        0   $        0   $        0
     Garage Revenue                $        0   $        0   $        0   $        0   $        0   $        0   $        0
     Other Misc. Revenue           $   86,400   $   86,400   $   88,992   $   91,662   $   94,412   $   97,244   $  100,161
                                   ----------------------------------------------------------------------------------------
            Subtotal Other Income  $   86,400   $   86,400   $   88,992   $   91,662   $   94,412   $   97,244   $  100,161

                                   ----------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME             $1,498,514   $1,530,977   $1,610,342   $1,658,653   $1,708,412   $1,759,665   $1,812,455

OPERATING EXPENSES:
     Taxes                         $  128,160   $  132,005   $  135,965   $  140,044   $  144,245   $  148,573   $  153,030
     Insurance                     $   33,300   $   34,299   $   35,328   $   36,388   $   37,479   $   38,604   $   39,762
     Utilities                     $   99,000   $  101,970   $  105,029   $  108,180   $  111,425   $  114,768   $  118,211
     Repair & Maintenance          $   27,000   $   27,810   $   28,644   $   29,504   $   30,389   $   31,300   $   32,239
     Cleaning                      $   31,500   $   32,445   $   33,418   $   34,421   $   35,454   $   36,517   $   37,613
     Landscaping                   $   27,000   $   27,810   $   28,644   $   29,504   $   30,389   $   31,300   $   32,239
     Security                      $   11,340   $   11,680   $   12,031   $   12,392   $   12,763   $   13,146   $   13,541
     Marketing & Leasing           $   29,700   $   30,591   $   31,509   $   32,454   $   33,428   $   34,430   $   35,463
     General Administrative        $  130,500   $  134,415   $  138,447   $  142,601   $  146,879   $  151,285   $  155,824
     Management                    $   74,926   $   76,549   $   80,517   $   82,933   $   85,421   $   87,983   $   90,623
     Miscellaneous                 $        0   $        0   $        0   $        0   $        0   $        0   $        0

                                   ----------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES           $  592,426   $  609,574   $  629,533   $  648,419   $  667,871   $  687,908   $  708,545

     Reserves                      $   45,000   $   46,350   $   47,741   $   49,173   $   50,648   $   52,167   $   53,732

                                   ----------------------------------------------------------------------------------------
NET OPERATING INCOME               $  861,089   $  875,053   $  933,069   $  961,061   $  989,893   $1,019,590   $1,050,177

     Operating Expense Ratio
      (% of EGI)                         39.5%        39.8%        39.1%        39.1%        39.1%        39.1%        39.1%
     Operating Expense Per Unit    $    3,291   $    3,387   $    3,497   $    3,602   $    3,710   $    3,822   $    3,936

                YEAR                  APR-2011     APR-2012    APR-2013     APR-2014
         FISCAL YEAR                     8            9           10           11
-------------------------------------------------------------------------------------
REVENUE
     Base Rent                      $1,938,090   $1,996,233   $2,056,120   $2,117,803

     Vacancy                        $  135,666   $  139,736   $  143,928   $  148,246
     Credit Loss                    $   38,762   $   39,925   $   41,122   $   42,356
     Concessions                    $        0   $        0   $        0   $        0
                                  ---------------------------------------------------
          Subtotal                  $  174,428   $  179,661   $  185,051   $  190,602

     Laundry Income                 $        0   $        0   $        0   $        0
     Garage Revenue                 $        0   $        0   $        0   $        0
     Other Misc. Revenue            $  103,166   $  106,261   $  109,449   $  112,732
                                  ---------------------------------------------------
            Subtotal Other Income   $  103,166   $  106,261   $  109,449   $  112,732

                                  ---------------------------------------------------
EFFECTIVE GROSS INCOME              $1,866,828   $1,922,833   $1,980,518   $2,039,934

OPERATING EXPENSES:
     Taxes                          $  157,621   $  162,349   $  167,220   $  172,236
     Insurance                      $   40,955   $   42,183   $   43,449   $   44,752
     Utilities                      $  121,758   $  125,410   $  129,173   $  133,048
     Repair & Maintenance           $   33,207   $   34,203   $   35,229   $   36,286
     Cleaning                       $   38,741   $   39,903   $   41,100   $   42,333
     Landscaping                    $   33,207   $   34,203   $   35,229   $   36,286
     Security                       $   13,947   $   14,365   $   14,796   $   15,240
     Marketing & Leasing            $   36,527   $   37,623   $   38,752   $   39,914
     General Administrative         $  160,499   $  165,313   $  170,273   $  175,381
     Management                     $   93,341   $   96,142   $   99,026   $  101,997
     Miscellaneous                  $        0   $        0   $        0   $        0

                                  ---------------------------------------------------
TOTAL OPERATING EXPENSES            $  729,801   $  751,695   $  774,246   $  797,473

     Reserves                       $   55,344   $   57,005   $   58,715   $   60,476

                                  ---------------------------------------------------
NET OPERATING INCOME                $1,081,683   $1,114,133   $1,147,557   $1,181,984

     Operating Expense Ratio
      (% of EGI)                          39.1%        39.1%        39.1%        39.1%
     Operating Expense Per Unit     $    4,054   $    4,176   $    4,301   $    4,430

Estimated Stabilized NOI        $922,767
Months to Stabilized                   1
Stabilized Occupancy                93.0%
Sales Expense Rate                  2.00%
Discount Rate                      11.00%
Terminal Cap Rate                   9.50%

Gross Residual Sale Price      $12,441,936
     Less: Sales Expense       $   248,839
                               -----------
Net Residual Sale Price        $12,193,097
PV of Reversion                $ 4,294,220
Add: NPV of NOI                $ 6,123,784
                               -----------
PV Total                       $10,418,003
Deferred Maintenance           $        0
Add: Excess Land               $        0
Other Adjustments             -$   100,000
                               -----------
Value Indicated By "DCF"       $10,318,003
                 Rounded       $10,300,000

                          "DCF" VALUE SENSITIVITY TABLE

                                                                 DISCOUNT RATE
                            -------------------------------------------------------------------------------------------
    TOTAL VALUE                            10.50%           10.75%           11.00%           11.25%           11.50%
-----------------------------------------------------------------------------------------------------------------------
                             9.00%      $11,014,396      $10,833,503      $10,656,571      $10,483,500      $10,314,192
                             9.25%      $10,886,231      $10,708,202      $10,534,063      $10,363,717      $10,197,068
TERMINAL CAP RATE            9.50%      $10,764,811      $10,589,495      $10,418,003      $10,250,239      $10,086,109
                             9.75%      $10,649,618      $10,476,876      $10,307,895      $10,142,581      $ 9,980,840
                            10.00%      $10,540,185      $10,369,888      $10,203,292      $10,040,305      $ 9,880,834

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
WOOD VIEW, UNINCORPORATED AREA OF COBB
COUNTY, GEORGIA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $85,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
WOOD VIEW, UNINCORPORATED AREA OF COBB
COUNTY, GEORGIA

                                    WOOD VIEW

                                                   TOTAL           PER SQ. FT.      PER UNIT     %OF EGI
--------------------------------------------------------------------------------------------------------
REVENUE
     Base Rent                                  $  1,623,120       $     9.02      $    9,017

     Less: Vacancy & Collection Loss     9.00%  $    146,081       $     0.81      $      812

     Plus: Other Income
        Laundry Income                          $          0       $     0.00      $        0      0.00%
        Garage Revenue                          $          0       $     0.00      $        0      0.00%
        Other Misc. Revenue                     $     86,400       $     0.48      $      480      5.53%
                                               --------------------------------------------------------
          Subtotal Other Income                 $     86,400       $     0.48      $      480      5.53%

EFFECTIVE GROSS INCOME                          $  1,563,439       $     8.69      $    8,686

OPERATING EXPENSES:
     Taxes                                      $    128,160       $     0.71      $      712      8.20%
     Insurance                                  $     33,300       $     0.19      $      185      2.13%
     Utilities                                  $     99,000       $     0.55      $      550      6.33%
     Repair & Maintenance                       $     27,000       $     0.15      $      150      1.73%
     Cleaning                                   $     31,500       $     0.18      $      175      2.01%
     Landscaping                                $     27,000       $     0.15      $      150      1.73%
     Security                                   $     11,340       $     0.06      $       63      0.73%
     Marketing & Leasing                        $     29,700       $     0.17      $      165      1.90%
     General Administrative                     $    130,500       $     0.73      $      725      8.35%
     Management                          5.00%  $     78,172       $     0.43      $      434      5.00%
     Miscellaneous                              $          0       $     0.00      $        0      0.00%

TOTAL OPERATING EXPENSES                        $    595,672       $     3.31      $    3,309     38.10%

     Reserves                                   $     45,000       $     0.25      $      250      2.88%
                                               --------------------------------------------------------
NET OPERATING INCOME                            $    922,767       $     5.13      $    5,126     59.02%

     "GOING IN" CAPITALIZATION RATE                     9.00%

     VALUE INDICATION                           $ 10,252,969       $    56.97      $   56,961

     PV OF CONCESSIONS                         ($     85,000)
     NEW LEASING OFFICE                        ($    100,000)

     "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)        $ 10,067,969

                                 ROUNDED        $ 10,100,000       $    56.12      $   56,111

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
WOOD VIEW, UNINCORPORATED AREA OF COBB
COUNTY, GEORGIA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE               VALUE                  ROUNDED               $/UNIT                $/SF
-----------------------------------------------------------------------------------------------
  8.25%             $11,000,057             $11,000,000             $61,111              $61.12
  8.50%             $10,671,085             $10,700,000             $59,444              $59.45
  8.75%             $10,360,911             $10,400,000             $57,778              $57.79
  9.00%             $10,067,969             $10,100,000             $56,111              $56.12
  9.25%             $ 9,790,862             $ 9,800,000             $54,444              $54.45
  9.50%             $ 9,528,339             $ 9,500,000             $52,778              $52.79
  9.75%             $ 9,279,279             $ 9,300,000             $51,667              $51.68

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $10,100,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

                   Discounted Cash Flow Analysis $10,300,000
                   Direct Capitalization Method  $10,100,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $10,200,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
WOOD VIEW, UNINCORPORATED AREA OF COBB
COUNTY, GEORGIA

                         RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

                Cost Approach               Not Utilized
                Sales Comparison Approach   $10,100,000
                Income Approach             $10,200,000
                Reconciled Value            $10,200,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 20, 2003 the market value of the fee simple estate in the property is:

                                  $10,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                              SUBJECT PHOTOGRAPHS

[EXTERIOR - ENTRANCE PICTURE]    [EXTERIOR - TYPICAL APARTMENT BUILDING PICTURE]

[INTERIOR - APARTMENT UNIT PICTURE]       [EXTERIOR - TYPICAL APARTMENT BUILDING
                                                         PICTURE]

[INTERIOR - APARTMENT UNIT PICTURE]         [INTERIOR - APARTMENT UNIT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                     PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

  COMPARABLE I-1                COMPARABLE I-2             COMPARABLE I-3
  CUMBERLAND PINES             CONCORD CROSSING              SUMMER LAKE
3339 Seven Pines Court    2935 Old Concord Road SE    6901 Glenlake Parkway NE
    Atlanta, GA                   Smyrna, GA                 Atlanta, GA

    [PICTURE]                      [PICTURE]                  [PICTURE]

    COMPARABLE I-4              COMPARABLE I-5
MADISON AT FOREST GLEN          WORTHING CREST
  4236 Austell Road         3200 Spring Hill Road
     Austell, GA               Smyrna, GA 30080

    [PICTURE]                      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                    SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                        COMPARABLE
     DESCRIPTION                                    SUBJECT                                               R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                       Wood View                                            Post Crest
  Management Company                  AIMCO                                                Post Properties
LOCATION:
  Address                             100 Pinhurst Drive                                   50 Adams Lake Boulevard
  City, State                         Unincorporated Cobb County, Georgia                  Atlanta, GA
  County                              Cobb                                                 Cobb
  Proximity to Subject                                                                     1-mile west of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)              179,970                                              N/A
  Year Built                          1982                                                 1996
  Effective Age                       18                                                   7
  Building Structure Type             Brick & wood siding walls; asphalt shingle roof      Wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)      Garage, Open Covered                                 Open, Garages
  Number of Units                     180                                                  410
  Unit Mix:                                    Type              Unit   Qty.   Mo. Rent           Type            Unit     Qty. Mo.
                                      1 1Br/1Ba - 1A1              705  40      $654       1 1BD/1BH - Plan A3      650     $  792
                                      2 1Br/1Ba - 1B1              874  50      $681       1 1BD/1BH - Plan A4      650     $  745
                                      3 2Br/1Ba-2A1              1,111  20      $813       2 1BD/1BH - Plan G       850     $  953
                                      4 2Br/2Ba - 2A2            1,111  20      $835       2 1BD/1BH - Plan Z       900     $  968
                                      5 2Br/2Ba - 2B2            1,213  40      $815       3 2BD/1BH - Plan D     1,000     $1,098
                                      6 3Br/2Ba - 2C2            1,511  10      $949       4 2BD/2BH - Plan J     1,200     $1,203
                                                                                           5 2BD/2BH - Plan E     1,320     $1,317
                                                                                           6 3BD/2BH - Plan K     1,400     $1,489
  Average Unit Size (SF)              1,000
  Unit Breakdown:                      Efficiency           0%    2-Bedroom     39%         Efficiency       0%      2-Bedroom   0%
                                       1-Bedroom           61%    3-Bedroom      0%         1-Bedroom        0%      3-Bedroom   0%
CONDITION:                            Good                                                 Very Good
APPEAL:                               Fair                                                 Very Good
AMENITIES:
  Unit Amenities                               Attach. Garage       X   Vaulted Ceiling      X  Attach. Garage       Vaulted Ceiling
                                          X    Balcony              X   W/D Connect.         X  Balcony           X  W/D Connect.
                                          X    Fireplace                                        Fireplace
                                          X    Cable TV Ready                                X  Cable TV Ready
  Project Amenities                       X    Swimming Pool                                 X  Swimming Pool
                                          X    Spa/Jacuzzi          X   Car Wash                Spa/Jacuzzi       X  Car Wash
                                               Basketball Court     X   BBQ Equipment           Basketball Court     BBQ Equipment
                                               Volleyball Court         Theater Room            Volleyball Court     Theater Room
                                          X    Sand Volley Ball         Meeting Hall            Sand Volley Ball     Meeting Hall
                                          X    Tennis Court             Secured Parking      X  Tennis Court      X  Secured Parking
                                               Racquet Ball         X   Laundry Room            Racquet Ball      X  Laundry Room
                                               Jogging Track            Business Office         Jogging Track     X  Business Office
                                          X    Gym Room                                      X  Gym Room
OCCUPANCY:                            91%                                                  92%
LEASING DATA:
  Available Leasing Terms             6 to 15 Months                                       6 to 12 Months
  Concessions                         1 - 1 1/2 Months Free                                1 - 2 Months Free

  Pet Deposit                         $300 - $500                                          N/A
  Utilities Paid by Tenant:               X    Electric             X   Natural Gas           X   Electric        X   Natural Gas
                                          X    Water                    Trash                 X   Water               Trash
  Confirmation                        May 1, 2003; Joseph Beard (Property Manager)         May 20, 2003; Jean Scott, Senior Leasing
  Telephone Number                    (972)234-1231                                        770-333-3000
NOTES:                                                                                     Modern garden style apartment complex
                                                                                           Located one block from Cumberland Mall
COMPARISON TO SUBJECT                                                                      Superior


                                                 COMPARABLE                                      COMPARABLE
DESCRIPTION                                        R - 2                                           R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                       Gables Walk                                     Magnolia Vinings
  Management Company                  Gables Residential                              Trammell Crow Residential Services
LOCATION:
  Address                             2158 Cumberland Parkway                         2151 Cumberland Parkway
  City, State                         Atlanta, GA                                     Atlanta, GA
  County                              Cobb                                            Cobb
  Proximity to Subject                2-miles southwest of subject                    2-miles south of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)              N/A                                             N/A
  Year Built                          1996                                            1997
  Effective Age                       7                                               6
  Building Structure Type             Wood siding walls; asphalt shingle roof         Brick & wood siding walls; asphalt shingle
                                                                                      roof
  Parking Type (Gr., Cov., etc.)      Open, Garages                                   Open, Garages
  Number of Units                     310                                             400
  Unit Mix:                                  Type              Unit   Qty     Mo.            Type              Unit   Qty     Mo.
                                      1 1BD/1BH - Plan A2        855         $  870   1 1BD/1BH - Willow       572           $  760
                                      2 1BD/1BH - Plan A2        902         $  915   1 1BD/1BH - Pine         753           $  820
                                      3 2BD/2BH - Plan B1      1,294         $1,150   2 1BD/1BH - Pine         753           $  820
                                      4 2BD/2BH - Plan B1      1,294         $1,150   2 1BD/1BH -Dogwood       967           $  810
                                      5 2BD/2BH - Plan B1      1,294         $1,150   4 2BD/2BH-Sycamore      1,113          $1,100
                                      5 2BD/2BH - Plan B3      1,349         $1,230   5 2BD/2BH-Sycamore      1,113          $1,100
                                      6 3BD/2BH - Plan C1      1,450         $1,370   6 3BD/2BH-Magnolia      1,366          $1,325
  Average Unit Size (SF)
  Unit Breakdown:                      Efficiency       0%      2-Bedroom    0%        Efficiency      0%      2-Bedroom     0%
                                       1-Bedroom        0%      3-Bedroom    0%        1-Bedroom       0%      3-Bedroom     0%
CONDITION:                            Very Good                                       Excellent
APPEAL:                               Very Good                                       Excellent
AMENITIES:
  Unit Amenities                         X   Attach. Garage           Vaulted Ceiling   X   Attach. Garage       X   Vaulted Ceiling
                                         X   Balcony              X   W/D Connect.      X   Balcony              X   W/D Connect.
                                         X   Fireplace                                  X   Fireplace
                                         X   Cable TV Ready                             X   Cable TV Ready
  Project Amenities                      X   Swimming Pool                              X   Swimming Pool
                                         X   Spa/Jacuzzi              Car Wash          X   Spa/Jacuzzi              Car Wash
                                             Basketball Court         BBQ Equipment         Basketball Court     X   BBQ Equipment
                                             Volleyball Court     X   Theater Room          Volleyball Court         Theater Room
                                             Sand Volley Ball     X   Meeting Hall          Sand Volley Ball     X   Meeting Hall
                                         X   Tennis Court         X   Secured Parking   X   Tennis Court         X   Secured Parking
                                             Racquet Ball             Laundry Room          Racquet Ball             Laundry Room
                                             Jogging Track        X   Business Office   X   Jogging Track        X   Business Office
                                         X   Gym Room                                   X   Gym Room
OCCUPANCY:                            93%                                             94%
LEASING DATA:
  Available Leasing Terms             6 to 12 Months                                  6 to 12 Months
  Concessions                         Yes; actual provision not                       2 Months Free
                                      reported
  Pet Deposit                         $400                                            $300 - $500
  Utilities Paid by Tenant:              X   Electric             X   Natural Gas       X   Electric             X   Natural Gas
                                         X   Water                    Trash             X   Water                    Trash
  Confirmation                        May 20, 2003; Jacqueline Wamaitha Leasing       May 20, 2003; Amy Sanders, Community Manager
  Telephone Number                    770-803-5000                                    770-801-3600
NOTES:                                Modern garden style apartment complex           Modern garden style apartment complex

COMPARISON TO SUBJECT                 Superior                                        Very Superior

                                                  COMPARABLE                                 COMPARABLE
      DESCRIPTION                                   R - 4                                       R - 5
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                     Paces Station                                   Lakes at Vinings
  Management Company                Equity Residential                              Equity
                                                                                    Residential
LOCATION:
  Address                           3000 Paces Walk                                 2800 Paces Ferry Road
  City, State                       Atlanta, GA                                     Atlanta, GA
  County                            Cobb                                            Cobb
  Proximity to Subject              2-miles south of subject                        1/2-mile south of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            N/A                                             N/A
  Year Built                        1980 - 1992                                     1970
  Effective Age                     20                                              33
  Building Structure Type           Wood siding walls; asphalt shingle roof         Vinyl siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)    Garage, Open                                    Open
  Number of Units                   610                                             464
  Unit Mix:                               Type              Unit   Qty       Mo            Type              Unit   Qty.      Mo.
                                    1 1BD/1BH-Fairfield       522          $  706   1 1BD/1BH                 702          $  749
                                    1 1BD/1BH-Tuxedo          650          $  740   1 1BD/1BH                 758          $  759
                                    2 1BD/1BH-Westbr'k        840          $  961   2 1BD/1BH                 770          $  771
                                    2 1BD/1BH-Conway          880          $  861   3 2BD/ 1 & 3/4 BH       1,100          $  931
                                    3 2BD/1BH-Stratford     1,017          $  961   4 2BD/ 1 & 3/4 BH       1,100          $  931
                                    3 2BD/1BH-Wesley        1,019          $  891   4 2BD/2BH               1,051          $  931
                                    4 2BD/2BH-Rembr'dt      1,248          $1,036   4 2BD/2BH               1,048          $  927
                                    4 2BD/2BH-Clairmont     1,343          $1,023   4 2BD/2BH               1,121          $  927
                                    5 2BD/2BH-Rembr'dt      1,248          $1,036   5 2BD/2BH               1,288          $1,151
                                    5 2BD/2BH-Clairmont     1,343          $1,023   6 3BD/2BH               1,366          $1,227
  Average Unit Size (SF)
  Unit Breakdown:                    Efficiency       0%     2-Bedroom     0%        Efficiency      0%      2-Bedroom     0%
                                     1-Bedroom        0%     3-Bedroom     0%        1-Bedroom       0%      3-Bedroom     0%
CONDITION:                          Good                                            Good
APPEAL:                             Fair                                            Fair
AMENITIES:
  Unit Amenities                          Attach. Garage       X   Vaulted Ceiling        Attach. Garage           Vaulted Ceiling
                                      X   Balcony              X   W/D Connect.       X   Balcony              X   W/D Connect.
                                      X   Fireplace                                       Fireplace
                                      X   Cable TV Ready                              X   Cable TV Ready
  Project Amenities                   X   Swimming Pool                               X   Swimming Pool
                                      X   Spa/Jacuzzi              Car Wash               Spa/Jacuzzi              Car Wash
                                          Basketball Court         BBQ Equipment          Basketball Court         BBQ Equipment
                                          Volleyball Court         Theater Room           Volleyball Court         Theater Room
                                          Sand Volley Ball         Meeting Hall       X   Sand Volley Ball     X   Meeting Hall
                                      X   Tennis Court         X   Secured Parking    X   Tennis Court         X   Secured Parking
                                          Racquet Ball         X   Laundry Room           Racquet Ball         X   Laundry Room
                                          Jogging Track        X   Business Office    X   Jogging Track        X   Business Office
                                      X   Gym Room                                    X   Gym Room
OCCUPANCY:                          92%                                             92%
LEASING DATA:
  Available Leasing Terms           6 to 12 Months                                  6 to 12 Months
  Concessions                       1 - 2 Months Free                               2 Months Free
  Pet Deposit                       N/A                                             N/A
  Utilities Paid by Tenant:           X   Electric             X   Natural Gas        X   Electric             X   Natural Gas
                                      X   Water                    Trash              X   Water                    Trash
  Confirmation                      May 20, 2003; Courtney Bates  General Manager    May 20, 2003; Gabrielle Deaton, Leasing
  Telephone Number                  770-436-4400                                    770-432-5105
NOTES:                              Older facility located south of Paces Ferry Road Older complex with a central location on Paces
                                                                                     Ferry Road in the center of Vinings
COMPARISON TO SUBJECT               Similar                                          Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1                 COMPARABLE R-2            COMPARABLE R-3
      POST CREST                    GABLES WALK             MAGNOLIA VININGS
50 Adams Lake Boulevard      2158 Cumberland Parkway    2151 Cumberland Parkway
    Atlanta, GA                     Atlanta, GA              Atlanta, GA

    [PICTURE]                      [PICTURE]                  [PICTURE]

     COMPARABLE R-4                   COMPARABLE R-5
      PACES STATION                  LAKES AT VININGS
     3000 Paces Walk              2800 Paces Ferry Road
       Atlanta, GA                      Atlanta, GA

       [PICTURE]                        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                   EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                   (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                   EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Steven M. Zenkovich, ASA provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                               -s- MICHAEL BATES,
                                        ----------------------------------------
                                                   Michael Bates, MAI
                                            Assistant Manager, Real Estate Group
                                        State of Georgia, Certified General Real
                                                Property Appraiser #CG00685

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                                   EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                             MICHAEL P. BATES, MAI

                       DIRECTOR - HEALTHCARE REAL ESTATE
                             AND ASSISTANT MANAGER,
                               REAL ESTATE GROUP

POSITION Michael P. Bates is the Assistant Manager of the Atlanta Real Estate Group of American Appraisal Associates, Inc. ("AAA"). He shares responsibility for the management, quality control, and review of commercial real estate assignments principally in the southeast United States. Mr. Bates is also the national Director
               - Healthcare Real Estate for AAA and is responsible for the management and valuation process for specialty health care facility assignments.

EXPERIENCE

  Valuation    Mr. Bates has 17 years of commercial appraisal experience. He has performed appraisals in 43 states and Canada, and he is currently a certified general appraiser in 21 states.

  Court Mr. Bates has been accepted as an expert witness and given testimony in federal bankruptcy court in Delaware. He has prepared many other appraisals that were submitted as expert evidence to federal bankruptcy court, but those cases were settled prior to testimony being required. Mr. Bates has testified in property tax appeal cases in California, Missouri, and Texas, and his hospital appraisals have been submitted in tax appeal cases in Pennsylvania, South Carolina, and South Dakota.

  Business Mr. Bates joined AAA in 1997. Prior to joining AAA, he was president of his own valuation company and was previously a vice president for both Gulf/Atlantic Valuation Services, Inc., and Valuation Counselors. Prior to gaining his appraisal experience, Mr. Bates worked seven years in commercial mortgage financing.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

EDUCATION      University of Tennessee - Knoxville
               Master of Business Administration - Finance and Management
               Bachelor of Science - Marketing

STATE          State of Alabama, Certified General Real Property Appraiser,
CERTIFICATIONS  #G00503

               State of Arizona, Certified General Real Estate Appraiser, #31067

               State of Arkansas, State Certified General Appraiser, #CG1414N

               State of California, Certified General Real Estate Appraiser,
                #AG026120

               State of Colorado, Certified General Appraiser, #CG40023849

               State of Delaware, Certified General Appraiser, #X1-0000352

               State of Florida, Certified General Appraiser, #0002494

               State of Georgia, Certified General Real Property Appraiser,
                #CG00685

               State of Illinois, State Certified General Real Estate Appraiser,
                #153001243

               State of Maryland, Certified General Real Estate Appraiser,
                #10814

               State of Michigan, Certified General Appraiser, #1201069262

               State of Mississippi, State Certified General Real Estate
                Appraiser, #GA-629

               State of New Jersey, General Appraiser, #42KG00195600

               State of New York, Real Estate General Appraiser, #46000041317

               State of North Carolina, Certified General Real Estate Appraiser,
                #A4095

               Commonwealth of Pennsylvania, Certified General Appraiser,
                #GA001817R

               State of South Carolina, Certified Real Estate Appraiser, #CG3059

               State of Tennessee, Certified General Real Estate Appraiser,

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

               #00051881

               State of Texas, State Certified General Real Estate Appraiser,
                #TX-1328483-G

               Commonwealth of Virginia, Certified General Real Estate
                Appraiser, #4001005254

               State of Washington, Certified General Real Estate Appraiser,
                #1100998

PROFESSIONAL   Appraisal Institute, MAI Designated Member
 AFFILIATIONS

VALUATION AND  Appraisal Institute
 SPECIAL          All required courses
 COURSES          Standards of Professional Practice, Parts A and B
                  The Appraiser as an Expert Witness: Preparation and
               Testimony
                  Litigation Appraising: Specialized Topics and Applications
                  Separating Real and Personal Property from Intangible
                  Business Assets
               Specialty Courses
                  Hotel/Motel Valuation and Investment Seminar
                  Valuation of Special-Purpose Properties

 PUBLICATIONS  "Estimating Hospital Real Property Values for Ad Valorem Tax
               Purposes," Journal of Property Tax Management, Fall 1997, republished by Appraisal Institute in A Business Enterprise Value Anthology, 2001

               Co-authored "Abnormal Investor Returns Resulting from the Burroughs and Memorex Merger," Mergers & Acquisitions, June 1984

AMERICAN APPRAISAL ASSOCIATES, INC.
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
WOOD VIEW, UNINCORPORATED AREA OF COBB COUNTY, GEORGIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.